EXHIBIT 99.1

NEWS

FDA Expands the Use of Menhaden Oil in Food

HOUSTON, April 5, 2005 — Omega Protein Corporation (NYSE: OME), the world’s largest manufacturer of fish oils containing healthy, long-chain Omega-3 essential fatty acids rich in EPA (eicosapentaenoic acid) and DHA (docosahexaenoic acid), applauds the recent decision by the U.S. Food and Drug Administration (“FDA”) regarding the use of menhaden oil in human foods. On March 23, 2005, the FDA published its final release, expanding the number of food categories in which menhaden oil may be used from 14 to 29.

“The FDA’s decision gives food manufacturers more options in terms of creating healthy products for consumers,” said Joe von Rosenberg, President and CEO of Omega Protein. He added, “Our refining capability, coupled with our extensive fishing operations, makes Omega Protein the only fully integrated fish oil processing company in the United States. We control product quality and purity from source all the way to our customers. We are in a unique position to partner with U.S. food manufacturers and provide them with a consistent, high quality source of long-chain Omega-3s for use in their products.”

ABOUT OmegaPure®

Taste-free and odorless, OmegaPure® is approved by the United States Food and Drug Administration (FDA) as a direct GRAS (Generally Recognized As Safe) food ingredient in a number of food categories, expanding the availability of essential long-chain Omega-3 essential fatty acids beyond fish and other seafood. OmegaPure® is refined from short-lived, surface-feeding menhaden. For people who are concerned about environmental contaminants in fish, OmegaPure® is highly refined, purified and safe. OmegaPure® is non-GMO, and is certified organic and kosher. For more information on OmegaPure® and long-chain Omega-3 essential fatty acids, please visit www.omegapure.com.

ABOUT OMEGA PROTEIN CORPORATION

Omega Protein Corporation (NYSE:OME) is the world’s largest manufacturer of heart-healthy fish oils containing long-chain Omega-3 essential fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish that is not utilized as seafood, but which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts. For more information about Omega Protein, please visit www.omegaproteininc.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) Omega Protein’s expectations regarding demand for Omega-3 fatty acids proving to be incorrect; (2) purchasers utilizing Omega-3 sources other than OmegaPure®; and (3) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control. These and other factors are described in further detail in Omega Protein’s filings with the Securities and Exchange Commission, including its 2004 Annual Report on Form 10-K under the heading “Risk Factors and Significant Factors That May Affect Forward-Looking Statements.”

Media Contacts:	Robert W. Stockton, Omega Protein Corporation
(713) 623-0060
hq@omegahouston.com